UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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PHH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY GOVERNANCE JOINS RISKMETRICS AND GLASS LEWIS
IN RECOMMENDING THAT STOCKHOLDERS VOTE THE
WHITE PROXY CARD “FOR”
PHH’s BOARD NOMINEES
PHH Corporation Issues Open Letter to Stockholders
Urging Support for PHH’s Board Nominees at the 2009 Annual Meeting
Mt. Laurel, NJ, June 5, 2009 - PHH Corporation (NYSE: PHH) (“PHH,” the “Company,” “we,” “our” and “us”) today announced that it has issued the following open letter to its stockholders from the directors of PHH:
Dear PHH Stockholder:
The 2009 Annual Meeting of Stockholders is fast approaching. Your vote matters to your investment in PHH. We strongly recommend that you vote the WHITE proxy card to elect the Board’s slate of candidates, A.B. Krongard (PHH’s Board Chairman), Terence W. Edwards (PHH’s President and Chief Executive Officer) and James O. Egan (PHH’s Audit Committee Chair). We urge you to DISCARD any gold proxy card sent to you by Pennant and to REVOKE any proxy you have already given to Pennant.
ALL THREE LEADING PROXY ADVISORY FIRMS
HAVE RECOMMENDED A VOTE “FOR” OUR NOMINEES
On June 2, 2009, PHH publicly announced that the two leading independent proxy advisory firms, RiskMetrics Group (formerly ISS) and Glass Lewis & Co., both recommended that PHH stockholders vote the Company’s WHITE proxy card “FOR” the PHH nominees and not vote the gold proxy card provided by dissident stockholder Pennant.
Since this announcement, a third leading independent proxy advisory firm, PROXY Governance, Inc., has made the same recommendation “FOR” our nominees. None of these proxy advisory firms share Pennant’s belief that change is needed on the Board. Rather, their recommendations support PHH’s belief that replacing Messrs. Krongard and Edwards as directors with Messrs. Loren and Parseghian is NOT in the best interests of all stockholders.
Commenting on the election contest, PROXY Governance recently concluded, “[S]hareholders will be best served by re-electing the management nominees who, as chairman and as CEO, are probably most responsible for reinforcing the company’s competitive strengths and market positioning through the evolving mortgage lending crisis of the past two years, and will continue to play significant roles in implementing the board’s strategic plan as the mortgage market rebounds.”1
Previously, RiskMetrics commented on the election contest and concluded, “[T]he company’s improving performance and relatively strong shareholder return performance suggest that the dissidents have not met the burden of proof for change at this time.” RiskMetrics also stated, “[I]n view of the current board’s performance and in the absence of prevailing evidence that change is needed, we believe that it would not be prudent to replace the current CEO and non-executive chairman at this time. As such, we recommend shareholders vote on the WHITE card and vote FOR all incumbent nominees.”1 (Emphasis added.)
Glass Lewis also previously commented on the election contest and reported that “[T]he Dissident has failed to convince us that change is needed on the board at this time.” The report went on to state, “[W]e note that the Dissident’s plan is particularly thin on detail. Pennant has provided little information as to how its nominees will create value for shareholders. Based on these considerations, we believe that shareholders should vote FOR all nominees on the WHITE card.”1

Your Board welcomes these endorsements of our nominees. Throughout this election contest, we have consistently stated our belief that replacing our Board Chairman and our President and Chief Executive Officer as directors is NOT in the best interests of all PHH stockholders and that your investment in PHH would be better served by voting the WHITE card to elect our nominees.
We unanimously urge you to follow the director voting recommendations of these three leading independent proxy advisory firms by voting for ALL THREE of our nominees (Messrs. Krongard, Edwards and Egan) using the WHITE proxy card.
OUR CANDIDATES ARE THE RIGHT CANDIDATES
We are convinced that Messrs. Krongard and Edwards (whose candidacies Pennant is contesting) and Mr. Egan (whose candidacy Pennant is not contesting) have the qualifications and experience necessary for the Board to continue to perform its leadership and stewardship functions. We strongly believe that the Board benefits not only from the leadership of Mr. Krongard as Non-Executive Chairman, but also from the insights of Mr. Edwards as an industry veteran and one of PHH’s most tenured executives who broke new ground with the private label mortgage model that is the hallmark of PHH’s mortgage platform. Further, under the leadership of Messrs. Krongard and Edwards, the Company intentionally avoided toxic subprime mortgage offerings to the long-term benefit of our clients, customers and all of our stockholders. Finally, Messrs. Krongard and Edwards have played critical roles in successfully steering the Company through the current market challenges and we believe possess the proven, experienced and tested leadership that is in your best interests as an investor in PHH.
Pennant recently made a point of saying it is opposing Mr. Edwards’ candidacy as a Board member and not seeking to remove him as Chief Executive Officer. We urge you to reject that argument because we believe that our Chief Executive Officer should continue to participate in Board decisions along with the rest of the Board (five of whose seven members are independent), just as we believe our Board Chairman should continue in his role.
NO CHANGE IN THE BOARD IS NECESSARY—
THIS BOARD HAS BEEN DOING ITS JOB AND DOING IT WELL
We believe that the Board has exercised prudent oversight on your behalf:
•	The Board has risen to the challenges that have confronted PHH, including the challenges posed by an unprecedented crisis in the mortgage industry and the global credit markets. We point to the fact that PHH has survived this crisis, in the words of PROXY Governance, “...by not just outliving 17 competitors but by climbing past 6 others which are still struggling to compete in the post-meltdown mortgage environment” in which, again in the words of PROXY Governance, “...most of [PHH’s] competitors were sold, went bankrupt, or closed operations.” We also cite the fact that Inside Mortgage Finance has most recently ranked PHH as the fourth largest retail originator of residential mortgages in the United States for the first quarter 2009, up from a ranking of seventh for the fourth quarter of 2008. We believe PHH’s businesses are competitively well-positioned in their respective markets and that PHH is poised for profitable growth, which in our view attests to the sound leadership and oversight provided by the Board.

•	PHH is well-managed and has a solid track record. We point to the financial results PHH has reported for Q109, the proactive steps PHH has taken to reposition its businesses and the guidance PHH has provided for Q209 and the balance of the year. We also point to the positive consolidated earnings that PHH has reported in four of the last six quarters in the midst of the global credit crisis. We believe PHH is well positioned to take advantage of the opportunities that exist in the New Mortgage World as described in PHH’s recent publicly-available investor presentations.
We also note that, following the issuance by RiskMetrics Group and Glass Lewis of their independent recommendations that stockholders vote “FOR” PHH’s nominees, Pennant issued a press release alleging that PHH’s quarterly profit during the first quarter of 2009 was “PHH’s first quarterly profit in the last fourteen quarters.” This is simply NOT true. PHH has reported consolidated net income in seven of the last fourteen quarters, including, as noted above, four of the last six quarters. DO NOT BE MISLED BY PENNANT’S MISSTATEMENT OF THE FACTS.

VOTE YOUR BEST INTERESTS, NOT PENNANT’S—
VOTE THE WHITE CARD FOR OUR NOMINEES
With only a few days left before the 2009 Annual Meeting, we would like to reiterate that your vote matters for you and that the decision you are being asked to make about which candidates should be elected as Class I Directors is important to you. The Board is elected to represent the interests of all of you and the individuals elected will have an important role to play in steering the Company for the next three years in your best interests.
We realize you have received several communications from us and Pennant. We conclude with our unanimous and clear position in this election contest. We believe the choice is clear: Messrs. Krongard and Edwards (as well as Mr. Egan) should be re-elected!
The Board of Directors of PHH appreciates your time and attention in this important matter. We ask for your support. Thank you.
Sincerely,

A.B. Krongard Non-Executive Chairman of the Board	George J. Kilroy Director and Executive Vice President

Terence W. Edwards Director, President and Chief Executive Officer	Ann D. Logan Director

James W. Brinkley Director	Jonathan D. Mariner Director

James O. Egan Director

Vote TODAY. Your vote matters!
HOW TO VOTE BEFORE THE MEETING ON JUNE 10, 2009:
If your shares are registered in your own name, please sign, date and mail the WHITE proxy card to Georgeson Inc. in the self addressed, stamped envelope previously provided. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you must provide instructions to that entity so that your votes will be cast. Please sign, date and mail the WHITE vote instruction form previously provided by your bank, broker or other nominee and return it using the self-addressed, postage-paid envelope provided.
YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE INTERNET BY
FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD OR VOTE INSTRUCTION FORM
After voting the WHITE proxy card, do not sign or return any proxy card sent to you by Pennant Capital Management, LLC. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.
If you have voted a gold proxy card sent by Pennant, you can change your vote by sending a later-dated WHITE proxy card or vote instruction form or by providing later-dated instructions by phone or internet
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278
1.	Permission to use quotations from the reports issued by RiskMetrics Group, Glass Lewis & Co. and PROXY Governance, Inc. was neither sought nor obtained.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top five retail originators of residential mortgages in the United States2, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries, please visit our website at www.phh.com.
2.	Inside Mortgage Finance, Copyright 2009
Forward-Looking Statements
Statements in this communication that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Important Additional Information
PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.
PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268